Exhibit (d)(3)

PRIVATE AND CONFIDENTIAL

October 4, 2013

Anthony Smeraglinolo

Chief Executive Officer

Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, VA 20151

Dear Anthony:

Engility Holdings, Inc. (“you” or “Engility”) has requested certain information from Dynamics Research Corporation (“we”, “DRC” or the “Company”) in connection with your consideration of a possible investment, negotiated business combination or other transaction (a “Transaction”) between DRC and Engility. The parties are willing to furnish each other with such information only for the purposes of evaluating such Transaction and pursuant to the terms of this letter agreement (this “Agreement”). All such information (whether written, electronic or oral) whether furnished before or after the date hereof by one of the parties (the “Disclosing Party”) or their respective directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys, and accountants) or agents (collectively, “Representatives”) to the other party (the “Recipient”) or its Representatives (collectively, the “Receiving Parties”), and all analyses, compilations, forecasts, studies, or other documents prepared by the Receiving Parties in connection with their review of, or interest in, the Transaction or a Disclosing Party, which contain, reflect or is based upon any such information is hereinafter referred to as the “Information”. The term Information will not, however, include information which (i) is already known to the Recipient at the time of its disclosure and became available to the Recipient from a source which, to the Recipient’s actual knowledge after due inquiry, was not prohibited from disclosing such information, (ii) is or becomes publicly available other than as a result of a disclosure by the Receiving Parties, (iii) has been or is developed independently by the Receiving Parties without reference to the Information, or (iv) is or becomes available to the Receiving Parties from a source (other than the Disclosing Party or its Representatives) which, to the Receiving Parties actual knowledge after due inquiry, is not prohibited from disclosing such information to the Receiving Parties by a legal, contractual or fiduciary obligation to the Disclosing Party.

The Recipient agrees that the Receiving Parties (i) will keep the Information confidential and will not (except as required by applicable law, or requested pursuant to regulation or legal or regulatory process, and only after compliance with the terms of this Agreement), without the prior written consent of the Disclosing Party, disclose any Information in any manner whatsoever, (ii) will not use any Information other than in connection with the Transaction and will not use any Information to solicit any customers, suppliers or employees of the Disclosing Party and (iii) will not use the Information in any way detrimental to the Disclosing Party or its affiliates (as such term is used under the Securities Exchange Act of 1934, as amended, an “Affiliate”); provided, however, that the Recipient may reveal the Information to those Receiving Parties (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by the Recipient of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this Agreement. The Recipient shall be deemed to have satisfied its confidentiality obligations under this agreement if it affords the Information the same degree of confidentiality as it affords its own sensitive business information. The Recipient will direct the Receiving Parties to observe a duty of confidentiality that is no less stringent than the terms of this Agreement, and the Recipient will be responsible for any breach of this Agreement by any of the Receiving Parties.

The Receiving Parties will not (except as required by applicable law, or requested pursuant to regulation or legal or regulatory process, and only after compliance with the terms of this Agreement), without the prior written consent of the Disclosing Party, disclose to any person other than as contemplated under this Agreement, the fact that the Information exists or has been made available, that the Recipient is considering the Transaction or any other transaction involving the Disclosing Party, or that discussions or negotiations are taking or have taken place concerning the Transaction or involving the Disclosing Party or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof.

In the event that Recipient or any Receiving Party is requested pursuant to, or required by, applicable law, regulation or legal or regulatory process to disclose any of the Information, the Recipient will, to the extent not prohibited by law, notify the Disclosing Party promptly so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that the Disclosing Party does not waive compliance with the terms of this Agreement, the applicable Receiving Party shall, to the extent not prohibited by law, provide the Disclosing Party with a list of any Information that it intends to disclose, will cooperate with the Disclosing Party, at the Disclosing Party’s expense, to the extent it may seek to limit such disclosure, will furnish only that portion of the Information which it is advised by counsel is legally required and will exercise all reasonable efforts, at the Disclosing Party’s expense, to obtain reliable assurance that confidential treatment will be accorded the Information.

Recipient agrees that if it stops considering a Transaction, it will promptly inform the Disclosing Party of that decision. In that case, upon the request of the Disclosing Party, the Recipient will either (i) promptly destroy, and direct the Receiving Parties to promptly destroy, all copies of the Information, in whatever form, written, electronic or otherwise, in the Recipient’s and/or the Receiving Parties’ possession and confirm such destruction to us in writing, or (ii) promptly deliver to the Disclosing Party, and direct the Receiving Parties to promptly deliver to the Disclosing Party, at Recipient’s own expense, all copies of the Information, in whatever form, written, electronic or otherwise, in the Recipient’s and/or Receiving Parties’ possession and promptly destroy, and direct the Receiving Parties to promptly destroy, all electronic copies of the Information and confirm such destruction to us in writing. If requested by the Disclosing Party in writing, the Recipient will confirm to the Disclosing Party that all such material has been so destroyed or delivered in accordance with the terms hereof. In addition, the Disclosing Party may elect at any time to terminate further access by the Recipient and/or the Receiving Parties to the Information, and, upon the Disclosing Party’s written request, the Recipient shall follow the foregoing procedures. However, nothing in this Agreement shall require the alteration, modification, deletion or destruction of backup tapes or other media made in the ordinary course of business, nor restrict the Recipient or the Receiving Parties from retaining copies of the Information for legal archival purposes to evidence compliance with the terms of this Agreement or otherwise for legal compliance or regulatory purposes, provided that the materials retained under this sentence shall remain subject to the obligations of confidentiality under this Agreement until such time as the materials shall be returned, destroyed or are no longer subject to the confidentiality obligations under this Agreement. Any oral Information will continue to be subject to the terms of this Agreement; provided, however, that this Agreement, the Recipient’s obligations hereunder and the confidentiality obligations of the Receiving Parties hereunder shall terminate on the two (2) year anniversary of the date first written above.

The Recipient acknowledges that neither the Disclosing Party nor any of its Representatives or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), makes herein any express or implied representation or warranty as to the accuracy or completeness of the Information, and the Recipient agrees that no such person will have any liability hereunder relating to the Information or for any errors therein or omissions therefrom. The Recipient further agrees that it is not entitled to rely on the accuracy or completeness of the Information and that it will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

In consideration for being furnished with the Information, the parties agree that until the earlier of eighteen (18) months from the date of this Agreement or the consummation of the Transaction, neither party nor any of its Affiliates (each, a “Restricted Party”) will in any manner, directly or indirectly, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, directly or indirectly, (a) any acquisition of more than one (1%) percent of the issued and outstanding voting stock (or beneficial ownership thereof) of the other party (the “Subject Party”) or assets of the Subject Party or any of its subsidiaries; (b) any tender or exchange offer, merger or other business combination involving the Subject Party; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Subject Party; or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Subject Party; (ii) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Subject Party; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Subject Party; (iv) take any action which might force the Subject Party to make a public announcement regarding any of the types of matters set forth in (i) above; or (v) enter into any discussions or arrangements with any third party with respect to any of the foregoing, except in each case with the prior written consent of the Subject Party. The Restricted Party acknowledges that it and its Affiliates will not conduct any transactions in the Subject Party common stock until the Transaction is announced and that, thereafter, any transactions by it or its Affiliates in the Subject Party common stock will be made for investment purposes only and will comply with the rules, regulations and interpretations of law prohibiting trading on material inside information. Notwithstanding the foregoing restrictions in this paragraph, (x) each party may purchase goods or services of the other party or submit proposals for the purchase or sale of goods or services to the other party in the ordinary course of business and (y) the Restricted Party may make an unpublicized request to the chairman of the board of the Subject Party that we consent to your taking one or more actions described in this paragraph.

In addition, the Restricted Party agrees that until the earlier of eighteen (18) months from the date of this Agreement or the consummation of the Transaction, neither Recipient nor any of its controlled Affiliates or Representatives will directly or indirectly solicit for employment or employ any person who is now employed by the Subject Party or any of its subsidiaries. The foregoing prohibition shall not apply to (i) employment advertisements of Recipient or its controlled Affiliates or Representatives that are not directed to employees of the Subject Party or its subsidiaries placed in publications of general circulation or in trade journals or posted online, (ii) contact initiated by any such employee directly with Recipient or its controlled Affiliates or Representatives or indirectly with Recipient or its controlled Affiliates or Representatives through an employment search firm not directed by the Recipient or any of its controlled Affiliates or Representatives to contact employees of the Subject Party or any of its subsidiaries, or (iii) the employment of, offers of employment to or discussions concerning the employment of any such employees resulting from either of (i) or (ii).

Each party (the “Indemnifying Party”) acknowledges that remedies at law may be inadequate to protect the other party (the “Indemnified Party”) against any actual or threatened breach of this Agreement by the Indemnifying Party, and, without prejudice to any other rights and remedies otherwise available to the Indemnified Party, the Indemnifying Party agrees that any actual or threatened breach of this Agreement may cause irreparable injury not compensable by money damages. It is accordingly agreed that the Indemnified Party shall be entitled to seek injunctive relief in the event of a breach or threatened breach under this Agreement and to enforce specifically the terms and provisions hereof in any court in addition to and not in limitation of any other relief or rights to which it may be entitled at law or in equity. For such purpose, Indemnifying Party hereby consents to jurisdiction of the federal and state courts located in the State of Delaware and waives any obligation the Indemnified Party may have to post a bond or other security as a condition to obtaining such injunctive or other equitable relief. In the event of litigation relating to this Agreement, the substantially prevailing party (as reflected in a final non-appealable order) shall be entitled to reimbursement from the non-prevailing party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

It is understood and agreed that this Agreement creates no obligation to enter into any Transaction or any agreement relating to a Transaction. It is further understood and agreed that until the execution and delivery of a definitive agreement with respect to a Transaction, neither party shall have any legal obligation of any kind with respect to such Transaction or otherwise except for the matters explicitly agreed to in this Agreement.

The parties hereby each confirm that they are aware and have been advised that United States securities laws generally prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company on the basis of that information or from communicating that information to any other person under circumstances in which it is reasonably foreseeable that such person may buy or sell such securities.

Except as expressly set forth herein, (i) Engility agrees to direct all communications regarding the Transaction and requests for Information to David Keleher, the Company’s Senior Vice President and Chief Financial Officer, or to others who may be identified to Engility by Mr. Keleher from time to time and (ii) the Company agrees to direct all communications regarding the Transaction and requests for Information to Michael Kotarski, Engility’s Vice President, Strategic Development, or to others who may be identified to the Company by Mr. Kotarski from time to time. Each party also agrees not to initiate contact (other than in the ordinary course of business) with any customer, supplier, officer, personnel, director or shareholder of the other party in connection with the Transaction or this Agreement.

Each party agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

It is agreed that if any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provisions and of the entire Agreement shall not be affected thereby.

This Agreement shall bind and inure to the benefit of the successors and assigns of the Company and Engility. Any assignment of this Agreement by either party without the written consent of the other party shall be null and void.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws. Each party agrees that any action brought in connection with this Agreement shall be brought in the federal or state courts located in the State of Delaware and the parties hereto irrevocably consent to the jurisdiction of such courts. Each party agrees that notice may be served upon it at the address set forth on the first page of this Agreement. THE PARTIES TO THIS AGREEMENT FURTHER AGREE THAT TO THE FULLEST EXTENT ALLOWED BY LAW, EACH PARTY EXPRESSLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY A JURY IN CONNECTION WITH ANY CONTROVERSY, CLAIM OR DISPUTE BETWEEN THE PARTIES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY ACTUAL OR ALLEGED BREACH THEREOF. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS VOLUNTARILY MADE BY IT AND THAT IT IS INFORMED AS TO AND UNDERSTANDS THE CONSEQUENCES THEREOF AND THAT EACH PARTY EXPECTS, IN THE EVENT OF SUCH CONTROVERSY, CLAIM OR DISPUTE, THAT THE OTHER PARTY WILL SEEK TO ENFORCE THIS WAIVER.

This Agreement contains the entire agreement between Engility and the Company concerning the confidentiality of the Information and the other matters set forth herein, and no modifications of this Agreement or waiver of the terms and conditions hereof will be binding upon Engility or the Company, unless approved in writing by each of Engility and the Company.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

DYNAMICS RESEARCH CORPORATION

By:	/s/ David Keleher
Name:	David Keleher
Title:	Senior Vice President and Chief Financial Officer

Accepted and Agreed as of the date
first written above:

ENGILITY HOLDINGS, INC.

By:	/s/ Craig R. Reed
Name:	Craig R. Reed
Title:	Senior Vice President, Strategy & Corporate Development